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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) July 15, 1998


                                   HUBCO, INC.
             (Exact name of registrant as specified in its charter)


                                   New Jersey
                 (State or other jurisdiction of incorporation)

              1-10699                               22-2405746
     ------------------------          ---------------------------------
     (Commission File Number)          (IRS Employer Identification No.)

                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                    (Address of principal executive offices)

                                 (201) 236-2600
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              (Registrant's telephone number, including area code)


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Item 5. Other Events

         On July 15, 1998, HUBCO, Inc. ("HUBCO") reported earnings for the second quarter. Net income for the second quarter was $0.3 million compared to $14.2 million in the second quarter of 1997, including merger related costs. Income in the second quarter was reduced by merger related and restructuring charges of $25.0 million, pre-tax, which relate primarily to the consummation of the Poughkeepsie Financial Corp. and MSB Bancorp, Inc. acquisitions which were accounted for on a pooling of interests basis of accounting. Excluding such charges, HUBCO reported second quarter core earnings of $0.57 per share on a diluted basis ($16.6 million) an increase of 24% from $0.46 per share ($14.2 million) reported for the same period in 1997. Return on average equity and return on average assets were 1.40% and 22.4%, respectively, for the second quarter, excluding restructuring charges, compared to 1.20% and 17.46%, respectively, for the same period in 1997.

         HUBCO's total assets at June 30, 1998 were $5.11 billion. Loans totaled $2.82 billion, deposits were $3.87 billion and stockholders' equity was $273.3 million.

         HUBCO, Inc. is the bank holding company for Hudson United Bank which operates in Northern New Jersey, Lafayette American Bank which operates in Connecticut and the Bank of the Hudson which is in New York state. In addition, HUBCO has pending three merger agreements with Community Financial Holding Corporation, Westmont, NJ, Dime Financial Corporation of Wallingford, CT., and IBS Financial Corp., Cherry Hill, NJ. The Company also has pending the purchase of two additional branches in New York from First Union Corporation. After closing all pending acquisitions, which are still subject to certain conditions, HUBCO, Inc. will have total assets of approximately $6.5 billion.

         A copy of HUBCO's press release is attached to this Form 8-K as an Exhibit and is incorporated herein by reference.



Item 7.   Exhibits

          Exhibit 99            Press Release dated July 15, 1998

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                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              HUBCO, INC.

                              JOSEPH F. HURLEY
Dated: July 14, 1998       By:-------------------------------------
                              Joseph F. Hurley
                              Chief Financial Officer


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                                INDEX TO EXHIBIT


Exhibit No.              Description
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99                       Press Release dated July 15, 1998